Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

THIRD QUARTER AND YEAR-TO-DATE 2020 RESULTS

Net New Sales and Total Contract Value Continue Impressive Growth

LINCOLN, Nebraska (November 3, 2020) — National Research Corporation (NASDAQ:NRC) (the “Company,” “we,” or “our”) today announced results for the third quarter of 2020.

Third quarter 2020 compared to the third quarter 2019:

●	Record Net New Sales of $11.2 million
●	Total Recurring Contract Value increased 10% to $147.5 million
●	Voice of the Customer platform recurring contract value grew to $115.5 million, a 27% increase
●	Revenue increased 3% to $33.5 million
●	Operating Income increased 18% to $12.0 million
●	Net Income increased 18% to $9.6 million

Demand for our Voice of the Customer (VOC) platform offerings remained strong in the third quarter 2020. Net New Sales were a record $11.2 million for the quarter and have increased by 12% year-to-date 2020 compared to 2019, reflecting a successful transition to virtual sales efforts. We believe our offerings are highly differentiated in our clients’ eyes against competitive offerings from firms outside of the healthcare industry and legacy vendors within. This differentiation drove the decision of several more of the nation’s largest and most prestigious healthcare systems to partner with NRC Health in the third quarter 2020. We believe every added client deepens our moat and brings additive value to all current partners through the network effect.

Total Recurring Contract Value has increased by 10% at the end of the third quarter 2020 compared to the end of third quarter 2019, a subset of which is our VOC platform. Our VOC platform now comprises $115.5 million of Recurring Contract Value, an increase of 27% year-over-year. We believe the efficiencies inherent in this digital platform have led to long-term margin improvements, a hallmark of our financial performance as demonstrated by the increase in operating income margin in the third quarter 2020 to 36% of revenue compared to 31% in third quarter 2019.

NRC Announces Third Quarter 2020 Results

November 3, 2020

Third quarter 2020 revenue was $33.5 million, an increase of 3% over third quarter 2019. Consolidated operating income for the third quarter 2020 was $12.0 million or 36% of revenue, compared to $10.2 million or 31% of revenue for the same period last year. In the third quarter of 2020, we recorded insurance recoveries representing $533,000 in lost revenue.

Total operating expenses of $22.0 million for the third quarter 2020 decreased by 1% compared to the third quarter 2019 total operating expenses of $22.2 million.

Direct expenses increased to $12.2 million for the third quarter 2020, compared to $12.1 million for the third quarter 2019. Direct expenses as a percentage of revenue decreased to 36% in the third quarter 2020 compared to 37% in the third quarter 2019. Direct expenses increased primarily due to an increase in fixed expenses partially offset by a decrease in variable expenses. Fixed expenses increased primarily due to increased salary and benefit costs in the customer service and information technology areas partially offset by lower travel and meals costs due to restricted travel associated with COVID-19. Variable costs are lower due in a large part to the continued shift in our revenue mix from legacy solutions to VOC platform revenue, as well as decreased conference expenses from rescheduling and virtual hosting due to COVID-19.

Selling, general and administrative expenses decreased to $8.0 million for the third quarter 2020, compared to $8.7 million for the same period in 2019, due to lower travel and meals costs because of restricted travel associated with COVID-19, decreased legal and accounting costs due to timing of tax and audit related work and decreases in other taxes due to a favorable sales tax ruling allowing the reversal of a previous sales tax accrual, partially offset by increased software and platform hosting expenses and additional contracted services. Selling, general and administrative expenses were 24% of revenue for the third quarter 2020, compared to 27% of revenue for third quarter 2019.

Depreciation and amortization expense increased to $1.8 million in the third quarter of 2020 compared to $1.4 million in 2019, primarily due to the change in the estimated useful lives of certain assets.

Other income and expense decreased to $355,000 of other net expense in the third quarter 2020 compared to $411,000 of other net expense in third quarter of 2019. This decrease in other net expense was primarily from a gain on insurance recoveries for property damages and decreased interest expense due to the declining balance on our Term Loan and no borrowings on our Line of Credit during the 2020 period. This was partially offset by revaluation on intercompany transactions due to changes in the foreign exchange rate.

The Company had an income tax provision of $2.1 million for third quarter 2020 compared to $1.7 million in 2019 with an effective tax rate of 18% for third quarter 2020 compared to 17% in 2019.

Net income for third quarter 2020 was $9.6 million, compared to $8.1 million for the same period last year. Diluted earnings per share increased to $0.37 for the quarter ended September 30, 2020, from diluted earnings per share of $0.31 for the quarter ended September 30, 2019.

NRC Announces Third Quarter 2020 Results

November 3, 2020

On a year-to-date basis, 2020 revenue increased by 3% to $98.5 million compared to $95.4 million in 2019. Operating income in 2020 grew by 5%, increasing from $31.1 million in 2019 to $32.5 million in 2020. Year-to-date net income for 2020 grew to $29.0 million, an increase of 23% over 2019 net income of $23.7 million. Net income growth in 2020 includes a decrease in the effective income tax rate from 19% in 2019 to 8% in 2020, primarily due to increased tax benefits from the exercise and vesting of share-based compensation awards partially offset by higher state income taxes.

The Company also announced that Michael Hays, current Chief Executive Officer, was appointed as the Company’s President effective as of October 2, 2020, to fill the vacancy created by the resignation of Steven Jackson.

For more than 39 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of human understanding.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. In this press release, the statements relating to the future impact of adding additional clients are forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

NRC Announces Third Quarter 2020 Results

November 3, 2020

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenue	$33,477	$32,465	$98,503	$95,359
Insurance Recoveries	533	--	533	--

Operating expenses:
Direct expenses	12,189	12,109	36,369	35,269
Selling, general and administrative	7,953	8,706	25,554	24,732
Depreciation and amortization	1,847	1,430	4,623	4,285
Total operating expenses	21,989	22,245	66,546	64,286

Operating income	12,021	10,220	32,490	31,073

Other income (expense):
Interest income	2	10	15	24
Interest expense	(451)	(510)	(1,366)	(1,613)
Other, net	94	89	454	(330)

Total other expense	(355)	(411)	(897)	(1,919)

Income before income taxes	11,666	9,809	31,593	29,154

Provision for income taxes	2,088	1,690	2,545	5,446

Net income	$9,578	$8,119	$29,048	$23,708

Earnings Per Share of Common Stock:

Basic Earnings Per Share	$0.38	$0.33	$1.15	$0.95
Diluted Earnings Per Share	$0.37	$0.31	$1.13	$0.92

Weighted average shares and share equivalents outstanding
Basic	25,219	24,827	25,113	24,794
Diluted	25,704	25,741	25,701	25,624

NRC Announces Third Quarter 2020 Results

November 3, 2020

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	September 30, 2020	December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$21,855	$13,517
Accounts receivable, net	17,426	11,639
Income taxes receivable	2,673	69
Other current assets	5,412	3,932
Total current assets	47,366	29,157

Net property and equipment	12,267	13,530
Goodwill	57,875	57,935
Other, net	9,738	10,063
Total assets	$127,246	$110,685

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$4,008	$4,378
Accounts payable and accrued expenses	3,341	4,687
Accrued compensation	6,155	6,086
Income taxes payable	--	366
Dividends payable	--	5,239
Deferred revenue	17,328	16,354
Other current liabilities	1,241	1,045
Total current liabilities	32,073	38,155

Notes payable, net of current portion	27,583	29,795
Other non-current liabilities	10,861	9,843
Total liabilities	70,517	77,793

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 60,000,000 shares, issued 30,657,154 in 2020 and 30,151,574 in 2019, outstanding 25,321,141 in 2020 and 24,947,500 in 2019	31	30
Additional paid-in capital	170,052	162,154
Retained earnings (accumulated deficit)	(69,587)	(93,357)
Accumulated other comprehensive loss, foreign currency translation adjustment	(2,623)	(2,209)
Treasury stock	(41,144)	(33,726)
Total shareholders’ equity	56,729	32,892
Total liabilities and shareholders’ equity	$127,246	$110,685